EXECUTION VERSION

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE 1933 ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES IN ACCORDANCE WITH THE TERMS SET OUT IN THIS CERTIFICATE.

CHINA CORD BLOOD CORPORATION

7% SENIOR CONVERTIBLE NOTE

Issuance Date: October 3, 2012	Original Principal Amount: US$50,000,000

FOR VALUE RECEIVED, China Cord Blood Corporation, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), hereby promises to pay to the order of Golden Meditech Holdings Limited or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below) or earlier redemption and to pay Interest (as defined below) on any outstanding Principal at the Interest Rate, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Payment Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay all other amounts payable pursuant to the terms of this Note (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”) issued pursuant to the Purchase Agreement (as defined below). The securities represented by this Note are also subject to a Registration Rights Agreement (the “Registration Rights Agreement”) dated October 3, 2012, among the Company, the Holder and the other parties named therein. Capitalized terms used herein and not otherwise defined have the respective meanings given them in Section 27. The following terms shall apply to this Note:

1.            Rank. All payments due under this Note shall rank pari passu with all Other Notes, the KKR Notes and all other senior Indebtedness of the Company.

EXHIBIT A - 1

2.            Maturity.

(a)          Subject to the Holder’s right to convert the Principal in accordance with Section 4, on the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash which would yield a Total Internal Rate of Return of twelve percent (12%) to the Holder on the Principal up to the Maturity Date. The “Maturity Date” shall be October 3, 2017.

(b)          The Company may not prepay all or any part of the amounts outstanding under this Note at any time without the express written consent of the Holder.

3.            Interest; Interest Rate.

(a)          The Company shall pay interest (“Interest”) on any outstanding Principal at a rate equal to seven percent (7%) per annum (the “Interest Rate”) from the Issuance Date until such Principal becomes due and payable in accordance with the terms of this Note.

(b)          Interest on this Note shall be computed on the basis of a 360-day year, consisting of twelve 30-day months, and actual days elapsed and shall be payable annually on each anniversary of the Issuance Date in arrears (each, an “Interest Payment Date”) in cash.

(c)          From and after the 30th day following the occurrence, and during the continuance, of an Event of Default (except in the case of an Event of Default under Sections 5(a)(v), 5(a)(vi) and 5(a)(vii) in which case the foregoing 30-day grace period shall not apply), the Interest Rate shall be increased to twenty-two point five percent (22.5%) per annum. If such Event of Default is thereafter subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective in respect of Interest payable after the date of such cure.

(d)          When any outstanding Principal amount is converted into Shares in accordance with Section 4, all accrued and unpaid Interest in relation to such Principal amount (that is being converted) shall be due and payable by the Company to the Holder on the relevant Share Delivery Date. If such Interest is not paid by the Company on the Share Delivery Date, then such unpaid Interest shall be deemed as a debt due by the Company to the Holder which shall be payable on demand and which will bear interest at the rate of twenty-two point five percent (22.5%) per annum from the date such Interest was due and payable to the date when such Interest is paid in full together with interest thereon to the Holder.

4.            Conversion. This Note shall be convertible into the Company’s ordinary shares, par value US$0.0001 per share (the “Shares”) on the terms and conditions set forth in this Section 4.

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(a)          Conversion Right. At any time or times on or after the Issuance Date until the Maturity Date, the Holder shall be entitled to convert the Principal of this Note, or any portion of the Principal which is an integral multiple of US$1,000,000, into fully paid, validly issued and non-assessable Shares in accordance with Sections 4(b) and 4(c). The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, the Company shall round such fraction up to the nearest whole Share. The Company shall pay any and all transfer taxes and fees that may be payable with respect to the issuance and delivery of the Shares upon conversion of any Principal amount.

(b)          Conversion Shares.

(i)          The number of Shares issuable upon conversion of any Principal amount being converted pursuant to this Note shall be determined by dividing (x) such Principal amount being converted by (y) the then applicable Conversion Price.

(ii)         “Conversion Price” means US$2.838, subject to adjustment as provided herein.

(c)          Conversion Mechanics.

(i)          To convert any Principal amount into Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date (but in no event later than two (2) Business Days after the Conversion Date), the original certificates representing this Note (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 14(c)) (the “Converted Certificates”) and the originally executed Conversion Notice.

(ii)         Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder in the form attached hereto as Exhibit II. Upon receipt by the Company of an originally executed Conversion Notice, the Company or the Transfer Agent, as applicable, shall, as soon as practicable and in no event later than six (6) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Converted Certificates are received by the Company on or before the sixth (6th) Business Day) (the “Share Delivery Date”), issue and deliver to the Depository Trust Company (“DTC”) account on the Holder's behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, the number of Shares to which the Holder shall be entitled. Notwithstanding anything in the foregoing to the contrary, the Company or the Transfer Agent shall only be required to issue and deliver the Shares to the DTC on the Holder's behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any. If the Company or the Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the Holder or its designee.

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(iii)         Company’s Failure to Timely Convert.

(A)         If the Holder shall have provided proper notice to the Company pursuant to Section 4(c)(i) and the Company fails to credit, on or prior to the Share Delivery Date, the Holder’s balance account with DTC or issue a certificate to the Holder for the number of Shares to which the Holder is entitled upon conversion (a “Conversion Failure”), then

(x)          the Company shall pay damages to the Holder, for the Share Delivery Date and each subsequent day on which such Conversion Failure continues, an amount equal to 0.0625% of the product of (I) the sum of the number of Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, times (II) the Closing Sale Price of the Shares on the Share Delivery Date, and

(y)          the Holder, upon written notice to the Company, may, at its discretion, void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice.

(B)         In case of a Conversion Failure, the rights of the Holder pursuant to sub-Section (A) above shall be without prejudice to the Holder’s rights under Section 5(a)(ii) and shall be without prejudice to any other rights or remedies available to the Holder under this Note or under applicable laws in the event of a Conversion Failure.

(iv)        No Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall be required to physically surrender this Note to the Company. If the outstanding Principal of this Note is greater than the Principal amount being converted, then the Company shall as soon as practicable and in no event later than the Share Delivery Date and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 14) representing the outstanding Principal amount not converted. The Person or Persons entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Shares on the Share Delivery Date.

(v)         Registration of Shares. The Company covenants that all Shares issuable upon conversion of the Notes shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, pursuant to the Registration Rights Agreement, shall be registered for public resale in accordance therewith.

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5.            Rights Upon Event of Default.

(a)          Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)          the suspension from trading or failure of the Shares to be listed on the Principal Market or on any other Eligible Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period, except where such suspension or failure of the Shares to be listed is due to a technological problem with the Principal Market or the relevant Eligible Market, as the case may be;

(ii)         the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Shares within five (5) Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to the Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into Shares that is tendered in accordance with the provisions of the Notes;

(iii)        the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), provided such failure continues for a period of at least fifteen (15) days;

(iv)        the continuance of any default which has not been cured or waived for a period of thirty (30) days under, or acceleration following default prior to maturity of, any Indebtedness in excess of US$7,000,000 of the Company or any Subsidiary (other than with respect to the Notes);

(v)         the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, United States Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), or such Custodian shall otherwise be appointed, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any Subsidiary in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any Subsidiary;

(vii)       proceedings under any Bankruptcy Law are initiated for the relief of debtors by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, are not be dismissed within thirty (30) days of their initiation;

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(viii)      the Company breaches any covenant or other term or condition of this Note in any material respect, except, in the case of a breach of a covenant, term or condition which can be remedied, only if such breach is not remedied within thirty (30) days of the Company becoming aware of its occurrence;

(ix)         an event or series of events shall have occurred after the Issuance Date, that has or reasonably could be expected to have, a Material Adverse Effect, except, in the case of a Material Adverse Effect the consequences of which on the Company may be curable, only if such consequences have not been cured within thirty (30) days; or

(x)          a final judgment or judgments for the payment of money aggregating in excess of US$10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, vacated, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay.

(b)          Remedies. Upon the Company becoming aware of the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver a written notice thereof via facsimile and overnight courier to the Holder (an “Event of Default Notice”). At any time after the earlier of (x) the Holder’s receipt of an Event of Default Notice and (y) the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the Principal amount that the Holder is electing to require the Company to redeem. Such Principal amount shall be redeemed by the Company at a price which, inclusive of Interest, would yield a Total Internal Rate of Return to twenty-two point five percent (22.5%) to the Holder on such Principal amount to the date of payment (the “Event of Default Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 5(c).

(c)          Mechanics. The Company shall deliver the applicable Event of Default Redemption Price in cash to the Holder within fifteen (15) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. In the event of a redemption of less than all of the Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14) representing the outstanding Principal amount which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price when due, this Note shall, notwithstanding the Holder’s surrender of this Note to the Company, remain outstanding until the date the Holder receives the Event of Default Redemption Price in full, and the Holder shall maintain all of its rights and remedies under this Note. Interest on the Principal shall continue to accrue to the extent provided in Section 3 until the date the Holder receives the Event of Default Redemption Price in full.

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(d)          Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(a) (each, an “Other Redemption Notice”), the Company shall, within two (2) Business Day, forward to the Holder (via facsimile and overnight courier) a copy of such notice along with details regarding the event or occurrence leading to the redemption or repayment. If the Company receives an Event of Default Redemption Notice and one or more Other Redemption Notices, during the period beginning on and including the date which is four (4) Business Days prior to the Company’s receipt of the Holder’s Event of Default Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Event of Default Redemption Notice and such Other Redemption Notices received during such eight (8) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Event of Default Redemption Notice and such Other Redemption Notices received by the Company during such eight (8) Business Day period.

6.            Rights Upon Issuance of Cash Dividends and Other Corporate Events.

(a)          Cash Dividend.

(i)          If the Company pays any Excess Cash Dividend in any financial year, it shall simultaneously pay to the Holder an amount equal to the Excess Dividend Amount multiplied by the number of Shares into which this Note is convertible at the Conversion Price then in effect on the relevant record date for the payment of such Excess Cash Dividend.

(ii)         “Excess Cash Dividend” means any cash dividend to holders of Shares that, together with all other cash dividends previously paid to holders of Shares in the same financial year, exceeds, on a per Share basis, the Per Share Interest Amount.

(iii)        “Per Share Interest Amount” means an amount equal to (A) the Interest that has accrued and shall accrue pursuant to Section 3 on the Note in such financial year divided by (B) the number of Shares into which the Note is convertible at the Conversion Price then in effect on the relevant record date.

(iv)        “Excess Dividend Amount”, in respect of any Excess Cash Dividend, means the US$ amount equal to the total amount of all cash dividends paid per Share in the relevant financial year minus (A) the Per Share Interest Amount and (B) any Excess Dividend Amount in respect of which a payment has been made to the Holder previously in such financial year pursuant to this Section 6(a).

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(b)          Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Shares are entitled to receive securities or other assets with respect to or in exchange for Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder shall thereafter have the right to receive upon the conversion of this Note, in lieu of Shares or other assets otherwise receivable upon such conversion, such securities or other assets to which the Holder would have been entitled had such Shares been held by the Holder immediately prior to the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note).

7.            Rights Upon Issuance of Other Securities.

(a)          Adjustments of Conversion Price upon Stock Splits and Combinations.

(i)          If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Shares, the Conversion Price shall be proportionately decreased. For example, a 2:1 stock split shall result in a decrease in the Conversion Price by one half, taking into account all prior adjustments made thereto under this Section 7. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding Shares, the Conversion Price shall be proportionately increased. For example, a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 7.

(ii)         Any adjustments under this Section 7(a) shall be effective at the close of business on the date the stock split or combination becomes effective.

(b)          Adjustments for Dividends and Distributions of Shares. If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Shares entitled to receive a dividend or distribution payable in Shares, then the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)          the numerator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)         the denominator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, plus the number of Shares issuable in payment of such dividend or distribution.

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(c)          Adjustment for Certain Fundamental Transactions. Without prejudice to the generality of Section 6(b), if at any time or from time to time after the Issuance Date there shall occur any Fundamental Transaction (any such event, a “Reorganization Adjustment Event”) involving the Company in which Shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7(a) or Section 7(b)), then, following any such Reorganization Adjustment Event, this Note shall thereafter be convertible (without taking into account any limitations or restrictions on the convertibility of this Note), in lieu of the Shares, into the kind and amount of securities, cash or other property which a holder of the number of Shares of the Company issuable upon conversion of this Note immediately prior to such Reorganization Adjustment Event would have been entitled to receive pursuant to such transaction. In each such case, appropriate adjustment shall be made in the application of the provisions in Section 7 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in Section 7 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any securities or other property thereafter deliverable upon the conversion of this Note.

(d)          Other Events. In the event that the Company (or any Subsidiary) takes any action to which the provisions hereof are not strictly applicable or if any event occurs of the type contemplated by the provisions of Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), which has the direct or indirect effect of adversely affecting the Holder’s proportionate interest in the equity of the Company, then, to the extent that the Holder’s proportionate interest in the equity of the Company is so adversely affected thereby an appropriate adjustment in the Conversion Price shall be made so as to protect the rights of the Holder under this Note.

(e)          Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under Section 7, any subsequent event requiring an adjustment under Section 7 shall cause an adjustment to such Conversion Price, as so adjusted.

(f)          Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or the number of Shares issuable upon conversion of this Note, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and deliver to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the Holder at any time, deliver to the Holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of Shares and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.

8.            Avoidance of Obligations. Save as required by law, the Company shall not, by amendment of its Charter Documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (including entering into any agreement which would limit or restrict the Company’s ability to perform under this Note), avoid or seek to avoid the observance or performance of any of the terms of this Note, and shall at all times in good faith carry out all of the provisions of the Transaction Documents and take all action as may be required to protect the rights of the Holder under this Note.

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9.            Reservation of Authorized Shares.

(a)          Reservation. The Company shall initially reserve out of its authorized and unissued share capital a number of Shares for each of the Notes equal to one hundred fifty percent (150%) of the number of Shares as shall be necessary to effect the conversion of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued share capital, solely for the purpose of effecting the conversion of the Notes, one hundred fifty percent (150%) of the number of Shares as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding, free from any Encumbrance; provided that at no time shall the number of Shares so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). In the event that the Holder shall sell or otherwise transfer this Note, each transferee shall be allocated a pro rata portion of the Required Reserve Amount. The initial number of Shares reserved for conversions of the Notes and each increase in the number of Shares so reserved shall be allocated pro rata among the holders of the Notes based on the Principal held by each holder (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)          Insufficient Authorized Shares. If at any time when any Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized share capital to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of an Authorized Share Failure, but in no event later than thirty (30) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the share capital. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized share capital and to cause the Board to recommend to the shareholders that they approve such proposal.

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10.          Affirmative Covenants.

(a)          SEC Filings. From the Issuance Date and for so long as this Note is outstanding (i) the Company shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, including Rule 12b-25, all quarterly and annual financial information and other reports required to be filed with the SEC, and any other information required to be filed with the SEC, (ii) the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Company shall deliver (A) copies of all such filings with the SEC to each holder of Notes then outstanding within two (2) Business Days after the filing thereof with the SEC and (B) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders, and (C) facsimile copies and overnight courier of all press releases issued by the Company or any Subsidiary on the same day as the release thereof, in each case, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR or are available through Bloomberg contemporaneously with such issuance.

(b)          Corporate Existence. From the Issuance Date and for so long as this Note is outstanding the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its corporate existence, excluding creations of and mergers among Subsidiaries and (ii) maintain and protect all key intellectual property used in the business of the Company and the Subsidiaries, including (A) registering all their respective trademarks, brand names, domain names and copyrights, and (B) wherever prudent applying for patents on their respective technology.

(c)          Compliance with Laws. From the Issuance Date and for so long as this Note is outstanding the Company shall comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of any governmental authorities, including the requirements of (i) the Foreign Corruption Practices Act of 1977, as amended, (ii) the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective, and (iii) all applicable provisions of the sanction programs administered by the Office of the Foreign Assets Control of the United States Treasury Department.

(d)          Maintenance of Assets; Insurance. From the Issuance Date and for so long as this Note is outstanding the Company shall, subject to the availability of the type of insurance and the commercial reasonableness of the terms by the standards generally applied to comparable businesses, keep all assets necessary in its business in good working order and condition, ordinary wear and tear excepted; and shall maintain with financially sound and reputable insurance companies, insurance on all their insurable assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

(e)          Payment of Taxes. From the Issuance Date and for so long as this Note is outstanding the Company shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all income and all other material taxes, assessments and other governmental charges or levies imposed upon them or any of their properties or assets or in respect of their businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with US GAAP, have been established.

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(f)          Form F-3 Eligibility. The Company covenants that it shall use commercially reasonable efforts to maintain its eligibility to register the Conversion Shares for resale by the Holder on Form F-3.

(g)          Listing. The Company covenants that it shall maintain the Shares' authorization for listing on the Principal Market. The Company shall not and shall procure that that its Subsidiaries do not take any action which would be reasonably expected to result in the delisting or suspension from trading of the Shares on the Principal Market.

(h)          Pledge of Securities. The Company acknowledges and agrees that the Notes and the Conversion Shares may be pledged or charged by the Holder in connection with a bona fide margin agreement or other loan or financing arrangement. The pledge of the Notes and charge of the Conversion Shares shall not be deemed to be a transfer, sale or assignment of such securities hereunder, and by effecting such a pledge or charge the Holder shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Note. The Company hereby agrees to execute and deliver such documentation as a pledgee or chargee may reasonably request in connection with such a pledge or charge by the Holder.

(i)          Books, Records and Internal Controls.

(i)          The Company shall, and shall cause each Subsidiary to, (A) make and keep books, records and accounts which, in reasonable detail, accurately and fairly (x) reflect their transactions and dispositions of assets and (y) present their financial instruments and Equity Securities; and (B) prepare its financial statements and disclosure documents accurately, in accordance with US GAAP and ensure the completeness and timeliness of such financial statements and disclosure documents.

(ii)         The Company shall, and shall cause each Subsidiary to, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(1)	transactions are executed and access to assets is permitted only in accordance with management's general or specific authorization;

(2)	transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;

(3)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(4)	any transaction by and between the Company, its Subsidiaries and any Related Party is properly monitored, recorded and disclosed.

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(iii)        The Company shall, and shall cause each Subsidiary to, install and have in operation an accounting and control system, management information system and books of account and other records, which together shall adequately give a fair and true view of the financial condition of the Company and its Subsidiaries and the results of its operations in conformity with US GAAP.

(j)          Cord Blood Banking Licenses. The Company shall maintain and keep effective all the current cord blood banking licenses (including the Blood Station Operation License issued by the provincial-level Department of Health of the PRC) which have been issued to the Company by the Ministry of Health of the PRC. The Company shall ensure that the Licenses are renewed from time to time in accordance with the terms and conditions of the licenses and applicable laws. Each Group Member shall at all time comply with the terms and conditions of the cord blood banking license in all respects.

(k)          Record Date. The Company shall, not less than twenty (20) Business Days prior to any record date set for the determination of the holders of record of Shares in connection with any transaction or event affecting the holders of Shares, deliver notice to the Holder describing such transaction or event in reasonable detail and specifying the relevant record date.

11.          Negative Covenants. From the Issuance Date and for so long as this Note is outstanding, the Company shall not, and shall cause each Subsidiary not to, without the prior written consent of the Holder, take any of the following actions, or take or omit to take any action that would have the effect of any of the following actions:

(a)          change the scope of the Principal Business; or enter into any business other than the Principal Business that will adversely affect the Company’s ability to carry out its obligations under this Note;

(b)          except to comply with relevant laws and regulations, amend, modify or waive any provisions of the Charter Documents which may reasonably be deemed to adversely affect the Notes or the rights of the Holders under the Notes;

(c)          dissolve, liquidate, reorganize or restructure or undertake a recapitalization or similar transaction;

(d)          merge, amalgamate or consolidate with any other entity; or

(e)          (1) commence any case, proceeding or other action (A) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property, (2) make a general assignment for the benefit or its creditors or (3) admit in writing its inability to pay its debts when they become due.

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12.          Amendment and Vote to Change Terms of the Notes. The terms of the Notes may not be amended, modified or supplemented except by a written instrument executed by the Company and the Required Holders. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or Other Notes; provided that no reduction to the Principal or Interest or change to the Maturity Date or Interest Payment Date or any conversion or redemption rights set forth herein may be made without the affirmative vote or written consent of each holder of the Notes affected thereby.

13.          Transfer. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject to compliance with applicable securities laws and provided that the Note and any Conversion Shares shall, in accordance with Section 175 of the Companies Law (2011 Revision) of the Cayman Islands, not be offered to the public or any member of the public in the Cayman Islands.

14.          Reissuance of this Note.

(a)          Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company shall forthwith issue and deliver upon the order of the Holder a new Note in accordance with Section 14(e), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(e)) to the Holder representing the outstanding Principal not being transferred.

(b)          Transfer Register. In the event of a transfer, the Company shall maintain a register (the “Register”) for the registration or transfer of this Note, and shall enter the names and addresses of the registered holders of this Note, the transfers of this Note and the names and addresses of the transferees of this Note. The Company shall treat any registered holder as the absolute owner of this Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to this Note and for all other purposes. This Note and the right, title, and interest of any Person in and to this Note shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 14(b) and for tax purposes only, the keeper of the Register, if it is not the Company, shall be the Company’s agent for purposes of maintaining the Register.

(c)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(e)) representing the outstanding Principal.

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(d)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(e) and in Principal amounts of at least US$1,000,000 (or a lesser amount if the Principal outstanding under the Note is less than US$1,000,000)) representing in the aggregate the outstanding Principal amount of this Note, and each such new Note shall represent such portion of such outstanding Principal amount as is designated by the Holder at the time of such surrender.

(e)          Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal amount remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(d) the Principal amount designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal amount remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, and (iv) shall have the same rights and conditions as this Note.

15.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder shall cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

16.          Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

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17.          Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. References to an action being “directly or indirectly” prohibited or restricted hereunder shall include any amendment of the Company’s Charter Documents, any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action that would result in the prohibited or restricted action.

18.          Failure Or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19.          Severability. Any term of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.          Notices; Payments.

(a)          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions in the Purchase Agreement.

(b)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

21.          Taxes. Any and all payments by the Company to or for the account of the Holder under this Note shall be made free and clear of and without deduction for any taxes, except as required by applicable law. If the Company shall be required by any applicable law to deduct any taxes from or in respect of any sum payable under this Note to the Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 21), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) as promptly as practicable after the date of such payment, the Company shall deliver to the Holder the original or a certified copy of a receipt or other appropriate documentation evidencing payment thereof. Upon request by the Company, the Holder shall use its best efforts to provide the Company with any forms or other documentation as may be reasonably necessary in order to claim an applicable exemption or reduction of any such taxes.

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22.          Cancellation. After all Principal, accrued Interest and other amounts due at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23.          Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

24.          Governing Law and Dispute Resolution. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the United States district court for the Southern District of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. If there is no applicable jurisdiction in such federal court, each of the Parties shall submit itself to the jurisdiction of the state court for the State of New York in the borough of Manhattan. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

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25.          WAIVER OF JURY. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, RESPECTIVELY.

26.          Service of Process. The Company hereby irrevocably designates and appoints Albert Chen, 48/F Bank of China Tower, 1 Garden Road, Central, HK (the “Process Agent”), as the authorized agent of the Company upon whom process may be served in any such suit or proceeding, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Company. The Company hereby represents that it has notified the Process Agent of such designation and appointment and that the Process Agent has accepted the same in writing. The Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Company further agrees that service of process upon the Process Agent and written notice of said service to the Company, mailed by prepaid registered first class mail or delivered to the Process Agent at its principal office, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Process Agent in full force and effect so long as the Company has any outstanding obligations under this Agreement.

27.          Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person.

“Authorized Share Allocation” shall have the meaning set forth in Section 9(a).

“Authorized Share Failure” shall have the meaning set forth in Section 9(b).

“Bankruptcy Law” shall have the meaning set forth in Section 5(a)(v).

“Bloomberg” means Bloomberg Financial Markets (or any successor thereto).

“Board” means the board of directors of the Company.

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“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York and Hong Kong are authorized or required by law to remain closed.

“Charter Documents” means the memorandum and articles of association or other constitutional documents of the Company, each as amended from time to time.

“China” or the “PRC” means the People's Republic of China and for the purpose of this Note shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Closing Sale Price” means, for any security as of any date, (a) the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., The City of New York time, as reported by Bloomberg, or (b) if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or (c) if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC), or (d) if the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Board and the Holder. If the Board and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Company” shall have the meaning set forth in the Preamble.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such liability shall be protected (in whole or in part) against loss with respect thereto.

“Conversion Date” shall have the meaning set forth in Section 4(c)(i).

“Conversion Failure” shall have the meaning set forth in Section 4(c)(iii)(A).

“Conversion Notice” shall have the meaning set forth in Section 4(c)(i).

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“Conversion Price” shall have the meaning set forth in Section 4(b)(ii).

“Conversion Shares” means Shares issuable upon conversion of this Note.

“Converted Certificates” shall have the meaning set forth in Section 4(c)(i).

“Corporate Event” shall have the meaning set forth in Section 6(b).

“Custodian” shall have the meaning set forth in Section 5(a)(v).

“DTC” shall have the meaning set forth in Section 4(c)(ii).

“DWAC” shall have the meaning set forth in Section 4(c)(ii).

“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq Capital Market or the over-the-counter market as reported by the OTC Bulletin Board.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security interest or any other encumbrance but which has an economic or financial effect similar to the granting of security interest or any other encumbrance under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means with respect to any entity, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such person). Unless the context otherwise requires, any reference to "Equity Securities" refers to the Equity Securities of the Company.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Event of Default Notice” shall have the meaning set forth in Section 5(b).

“Event of Default Redemption Notice” shall have the meaning set forth in Section 5(b).

“Event of Default Redemption Price” shall have the meaning set forth in Section 5(b).

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“Excess Cash Dividend” shall have the meaning set forth in Section 6(a)(ii).

“Excess Dividend Amount” shall have the meaning set forth in Section 6(a)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means any one or more unrelated transaction pursuant to which (a) the Company or any of its Subsidiaries shall, directly or indirectly, (i) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, (ii) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Subsidiaries to another Person, (iii) consummate a stock purchase, tender offer, exchange offer or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase or other business combination) or (iv) reorganize, recapitalize or reclassify its Shares, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate Voting Stock of the Company.

“Group” means the Company and its direct and indirect Subsidiaries, and “Group Member” means any of them.

“Holder” shall have the meaning set forth in the Preamble.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a capital lease in accordance with generally accepted accounting principles, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

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“Interest” shall have the meaning set forth in the Section 3(a).

“Interest Payment Date” shall have the meaning set forth in Section 3(b).

“Interest Rate” shall have the meaning set forth in the Section 3(a).

“Issuance Date” shall have the meaning set forth in the Preamble.

“KKR Notes” means the 7% Senior Convertible Notes due 2017 issued pursuant to the Convertible Notes Purchase Agreement dated April 12, 2012.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (except to the extent that such material adverse effect impacts the industry as a whole in which the Principal Business operates, the general economic conditions in the region where the Principal Business is conducted or the global economy as a whole), (ii) the transactions contemplated hereby or (iii) the authority or ability of the Company to perform any of its obligations under this Note.

“Maturity Date” shall have the meaning set forth in Section 2(a).

“Note” or “Notes” shall have the meaning set forth in the Preamble.

“Other Notes” shall have the meaning set forth in the Preamble.

“Other Redemption Notice” shall have the meaning set forth in Section 5(d).

“Per Share Interest Amount” shall have the meaning set forth in Section 6(a)(iii).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

“Principal” shall have the meaning set forth in the Preamble.

"Principal Business" shall have the meaning set forth in the Purchase Agreement.

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“Principal Market” means, with respect to the Company as of the Subscription Date, The New York Stock Exchange, Inc.

“Process Agent” shall have the meaning set forth in Section 26.

“Purchase Agreement” means that certain convertible note purchase agreement dated September 18, 2012 by and among the Company and the Holder pursuant to which the Company issued this Note.

“Register” shall have the meaning set forth in Section 14(b).

“Registration Rights Agreement” shall have the meaning set forth in the Preamble.

“Related Party” means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any officer of the Company or any Subsidiary, (iv) any Relative of a shareholder, director or officer of the Company or any Subsidiary, (v) any Person in which any shareholder or any director of the Company or any Subsidiary has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vi) any other Affiliate of the Company or any Subsidiary.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Reorganization Adjustment Event” shall have the meaning set forth in Section 7(c).

“Required Holders” means, at any given time, the holders of Notes representing more than 50% of the aggregate principal amount of the Notes then outstanding.

“Required Reserve Amount” shall have the meaning set forth in Section 9(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in the Preamble.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Shares” shall have the meaning set forth in Section 4.

“Subscription Date” shall mean September 18, 2012.

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“Subsidiary” or “Subsidiaries” means, with respect to the Company, any Person of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by such the Company, and shall also include any Person from time to time organized and existing under the laws of the People’s Republic of China whose financial reporting is consolidated with the Company in any audited financial statements filed by the Company with the SEC in accordance with the Exchange Act.

“Total Internal Rate of Return” means, in respect of this Note, the annual rate based on a 365-day period used to discount each cash flow in respect of such Note (such cash flow to include subscription or purchase consideration, cash dividends and distributions received, the Interest payments, any payments under Section 6(a) and cash received from sale or redemption of this Note) to the Issuance Date such that the present value of the aggregate cash flow equals zero. In connection with any calculation required hereunder, the Total Internal Rate of Return shall be calculated with reference to the period from the Issuance Date to the date on which the relevant payment is made in full.

“Trading Day” means any day on which the Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Shares, then on the principal securities exchange or securities market on which the Shares are then traded; provided that “Trading Day” shall not include any day on which the Shares are scheduled to trade on such exchange or market for less than four hours or any day that the Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., The City of New York time, or such other time as such exchange or market publicly announces shall be the closing time of trading).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“US GAAP” means generally accepted accounting principles as applied in the United States.

"US$" means United States Dollars, the lawful currency of the United States of America.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

CHINA CORD BLOOD CORPORATION

By:	/s/ Ting Zheng
Name: Ting Zheng
Title: Chairman and CEO

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EXHIBIT I

CHINA CORD BLOOD CORPORATION

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by China Cord Blood Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Principal amount of the Note indicated below into Shares, par value US$.0001 per share (the “Shares”), as of the date specified below.

Date of Conversion:

Aggregate Principal amount to be converted:

Please confirm the following information:

Conversion Price:

Number of Shares to be issued: _______________________________

DWAC Delivery

Please DELIVER via DWAC for immediate settlement the Shares into which the Note is being converted in accordance with the following DWAC Instructions:

CUSIP:

Receiving broker DRS account number:

Control Number:

By signature below the undersigned hereby affirms that the Shares into which the Note is being converted have been sold pursuant to an effective registration statement under the Securities Act of 1933, as amended, (File no ____-_________), and the respective prospectus delivery requirements have been fulfilled, if any.

Certificated Issuances

Please issue the Shares into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

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Authorization

Authorization:

By:

Title:

Dated:

Signature(s)

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EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs the Transfer Agent to issue the above indicated number of Shares as indicated in the Conversion Notice.

CHINA CORD BLOOD CORPORATION

By:
Name:
Title:

Dated: __________________

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